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                        Dravo Corporation
                   Incentive Compensation Plan
                     (Revised December 1995)

 The Dravo Corporation Incentive Compensation Plan provides senior managers and other key employees the opportunity to earn incentive income each year by achieving or surpassing predetermined, preapproved objectives.

 Objectives

 The objectives of the Incentive Compensation Plan are to:

  1. Promote individual ownership and accountability in the ongoing success of the corporation, while focusing team efforts on overall corporate earnings objectives.

  2. Encourage and reward management achievements that contribute to the value of the corporation.

  3. Communicate key corporate and divisional priorities through the plan.

  4. Provide senior managers and other key employees with a competitive compensation opportunity.

 Plan Summary

 The Dravo Corporation Incentive Compensation Plan (ICP) is a target incentive plan that provides for the establishment of target, threshold and optimum incentive awards based upon performance against specific predetermined performance objectives. Prior to the beginning of each plan year, target, threshold and optimum performance levels will be established and approved for Corporate and Dravo Lime divisional performance. Those employees who function across divisional locations will have a single Corporate component (100%). Those who are assigned to an individual operating unit will have both a Corporate component (70%) and a Divisional component (30%).

 At the beginning of each year each participant will be provided with a Participant's Guide, which will give them an overview of the plan and specify their target award and award components.

 Shareholder Protection Provisions

 To assure that ICP awards are related to acceptable corporate earnings, the following shareholder protection provisions will apply:

 In developing each year's Plan, the sum of all projected ICP awards will not be allowed to exceed 8% of projected after tax earnings from continuing operations. If the total  of  all  projected  ICP awards  exceeds  8%  of  the projected after tax earnings from continuing operations, then either the number of participants and/or the individual target percentages are to be reduced until the total is 8% or less.

    If the Corporation fails to achieve threshold EPS performance, no incentive awards will be made under the plan at any level for any component for any participant.

 Eligibility

 Participation in the plan may be extended to Corporate and Dravo Lime senior managers and other key employees. Prior to the beginning of each plan year, eligible participants are recommended by the President and Chief Executive Officer (CEO) and approved by the Compensation Committee of the Board of Directors (Committee).

 Individual Target Awards

 Target awards are established so as to pay competitive levels of incentive compensation for achievement of the targeted performance levels. Target awards will equal a specified percentage of the Midpoint salary of the job grade for each participant in the plan. Percentages may vary within the job grade based on accountability of the
 job   as  recommended  by  the  CEO  and  approved  by  the
 Committee each year.

 Range of Awards

 The target award will be paid at the targeted level of performance on any component of the plan.

 The threshold award, equal to 50 percent of the target award, will be paid at the threshold level of performance on any component of the plan. If performance fails to meet the threshold, no award will be made for that component.

 The optimum award, equal to 150 percent of the target award, will be paid for performance equal to or above the optimum level of performance on any component of the Plan.

 Allocation of Awards Among Components

 Awards will be allocated to reflect the organizational level where the participant has the greatest level of influence on business results.

 For all participants awards the greatest weight will be given to corporate performance. For participants assigned to a specific operating division, a portion of their award will be allocated to reflect the performance of their respective division.

 Corporate Component

 All participants at the Corporate level, and those participants who are not assigned to a specific operating division will receive 100% of their award through the Corporate component. Employees who are assigned to a specific operating division location will receive 70% of their award through the Corporate component.

 The performance measure for the Corporate component is Earnings Per Share (EPS) from continuing operations. The CEO will recommend to the Committee for approval threshold, target and optimum levels of EPS performance for the Plan Year for use in determining awards.

 Performance at the threshold level will result in an award of 50% of the target for this component. At the target level of performance, the target award will be made and at the optimum level, the optimum award of 150% of target will be made. For intermediate results, awards will be interpolated.

 The Corporate component may be adjusted, with the approval of the Committee, to reflect the impact of extraordinary events on Corporate EPS.

 Divisional Component

 Participants employed in the various operating divisions  -
 - Black River, Maysville and Longview -- will receive 30% of their awards through a Divisional component that is based upon the results attained by their respective operating division.

 The performance measure for the Divisional component is earnings before interest and taxes (EBIT). The CEO will recommend to the Committee for approval threshold, target and optimum levels of EBIT performance for each operating division for the plan year for use in determining awards.

 The relationship of actual results to awards is determined in the same way as described above for the Corporate component.

 The   Divisional  component  may  be  adjusted,  with   the
 approval of the Committee, to reflect the impact of extraordinary events on an operating division's EBIT.

 Payment of Incentive in Dravo Corporate Stock

 For participants in job grade level 24 and above having a target percentage of 15% or more, the ICP award may be paid in a combination of cash and stock. The maximum percentage of stock will be specified for each applicable job grade. The actual amount of the award paid in stock will be recommended by the CEO and approved by the
 Committee. Such stock award will be a grant to the employee, and it is expected that the employee will retain ownership of the stock while in a management position with the Corporation. The amount of incentive award to be used for stock will be determined by first tax adjusting the employee's total incentive award and then applying the percentage to that tax adjusted amount. The number of shares of stock awarded will be calculated using the average between the high and low price of the stock on the date the award is made, and using the full market value of the stock.

 Partial Year Payments

 A new employee, hired into an approved ICP position, will have his target percentage and component allocation established in accordance with the Plan. The employee's award will be calculated at the end of the year along with other participants, but the award will be prorated based on the number of months of employment.

 Terminations

 Employees who terminate from the company prior to December 31 of the plan year for any reason, with the exception of lay off, change of control termination, retirement, disability, or death, will forfeit their incentive compensation for that year. Employees who leave the company prior to December 31 due to lay off, change of control termination, retirement, disability, or in the event of death, will receive a prorated incentive for those months actually worked. Employees who leave the company after December 31 will be paid their award, if any, when other ICP payments are distributed.

 Promotions

 Employees promoted into an ICP position from a non-ICP position, or employees who are promoted into a position having a higher salary grade, target percentage and/or different component allocation, will receive an award prorated for the number of months spent in the new position. If an ICP award has been earned in their previous position, that award will be prorated by the number of months spent in the previous position.

 Plan Administration

 The plan is administered by the Compensation Committee of the Board of Directors. The Committee is authorized to interpret the plan, to establish and amend rules for its administration and to make discretionary adjustments in awards due to extraordinary events.

 Recommendations as to the operation of the plan, eligible participants, target percentages, component allocations, type (cash and/or restricted stock) and amount of awards, performance criteria, and extraordinary adjustments may be made to the Committee by the CEO.